Exhibit 99.59

GLENCOÂE AG

PolyMet Mining Corp.
100 King Street West, Suite 5700
Toronto, Ontario M5X 1C7
Canada

Facsimile: +1 (416) 915-4189

Poly Met Mining Inc.
444 Cedar Street, Suite 2060
St. Paul, Minnesota 55101
USA

Facsimile: +1 (651) 389-4101

Attention: Jon Cherry

Baar, 22 March 2019

VIA FACSIMILE AND EMAIL

Re:	Extension Agreement for Indebtedness of Poly Met Mining Inc. to Glencore AG

Dear Jon,

Pursuant to certain debentures (collectively, the “Debentures”) issued pursuant to the purchase agreement made as of 31 October 2008 (as amended from time to time to the date hereof, the “Purchase Agreement”) between Poly Met Mining Inc. (the “Debtor”), PolyMet Mining Corp. (the “Company”, and together with the Debtor, “PLM”) and Glencore AG (the “Glencore”), the Debtor will be indebted to Glencore in the principal amount of USD 165,000,000, plus accrued interest of USD 77,774,753.02, in each case as at 31 March 2019, for an aggregate total of USD 242,774,753.02, plus additional interest which accrues after 31 March 2019 (the “Glencore Debt”).

The Company has guaranteed the Debtor’s obligations to Glencore under the Debentures, and each of the Debtor and the Company has granted security to Glencore for its obligations.

The Company has asked Glencore to extend the maturity date of the Glencore Debt for a period of time to provide the Company with an opportunity to arrange a rights offering and related transactions to effect a repayment of the Glencore Debt, and the Company has agreed to extend the expiry date of and make certain other amendments to the exchange warrant relating to certain of the Debentures (the “Exchange Warrant”) and to issue new purchase warrants to replace certain purchase warrants issued in March 2018 (the “Purchase Warrants”), each of which will otherwise expire on 31 March 2019, all upon terms that the Company and the Debtor each acknowledge must be agreed with Glencore, acting in its sole discretion.

Baarermattstrasse 3 % P.O. Box 1301 % CH-6341 Baar % Switzerland

Telephone +41 41 709 35 35 % Telefax +41 41 709 35 36

GLENCOÂE	Page 2

As an inducement to Glencore to obtain its agreement to accommodate the Company and the Debtor in the manner requested for a limited period of time (in accordance with, and subject to, the terms and conditions herein contained), the Company and the Debtor each has undertaken to conduct its business and operations in the manner specified below and, concurrently herewith, has entered into the Warrant Amending Agreement (as defined below). In particular, the Company and the Debtor have each agreed to the following terms and conditions:

1.	For the purposes of this letter agreement, the following capitalized terms shall, unless the context requires otherwise, have the following meanings:

(a)	“Closing Date Indebtedness” means all of the Indebtedness owing in respect of the Debentures as of closing of the Rights Offering and includes, for the avoidance of doubt the Standby Fee (as defined in the Term Sheet);

(b)	“Common Shares” means common shares in the capital of the Company;

(c)	“Convertible Debentures” means the Debentures that, in accordance with their terms, are convertible or exchangeable into Common Shares pursuant to, and in accordance with, the terms and conditions set forth in the Exchange Warrant;

(d)	“Credit Documents” means the Purchase Agreement, the Debentures, the Security Documents and all other agreements, security and other documents relating to the Debentures or the Glencore Debt;

(e)	“Definitive Documents” means the definitive legal documents described or referred to in the Term Sheet;

(f)	“Extension Period” means the period commencing on the date of execution of this letter agreement by all of the parties hereto and terminating on the earlier of (i) the occurrence of a Triggering Event that is declared by Glencore to have terminated the Extension Period pursuant to paragraph 7 hereof; and (ii) May 10, 2019;

(g)	“Indebtedness” means all of the debts, liabilities and obligations now or hereafter owing by the Debtor to Glencore pursuant to or in connection with the Debentures, the Glencore Debt, any of the Credit Documents including the Standby Purchase Agreement, and/or this letter agreement;

(h)	“Non-Convertible Debentures” means the Debentures other than the Convertible Debentures;

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(i)	“Rights Offering” means an offering by the Company of Rights, the proceeds of which offering are to be used by the Company and the Debtor to first repay all of the Closing Date Indebtedness, such offering to be on terms consistent with the terms set out in the Term Sheet and such other terms and conditions as are satisfactory to Glencore in its sole discretion;

(j)	“Rights” means rights to purchase Common Shares;

(k)	“Standby Purchase Agreement” means a standby purchase agreement between the Company, as issuer, and Glencore, as purchaser, providing for the purchase of the Common Shares, if any, not purchased by shareholders of the Company pursuant to the Rights Offering, on terms consistent with the terms set out in the Term Sheet and such other terms and conditions as are agreed with Glencore, in its sole discretion;

(l)	“Term Sheet” means the term sheet dated 22 March 2019 attached as Schedule B to this letter agreement;

(m)	“Triggering Event” is defined in paragraph 7 hereof; and

(n)	“Warrant Amending Agreement” means an amending agreement dated the date hereof between the Company and Glencore.

All other capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Purchase Agreement. References to PLM in this letter agreement are references to the Debtor and the Company, jointly and severally.

2.	Each of the Debtor and the Company specifically acknowledges and agrees in favour of Glencore that:

(a)	the Debtor is indebted to Glencore for the Indebtedness, which as at 31 March 2019 will consist of:

(i)	the principal amount of USD 25,000,000 and accrued interest of USD 33,076,858.77 pursuant to the Convertible Debentures; and

(ii)	the principal amount of USD 140,000,000 and accrued interest of USD 44,697,894.25 pursuant to the Non-Convertible Debentures;

(b)	interest on the Indebtedness shall continue to accrue, in accordance with and subject to the terms and conditions of the Debentures, until such time as the Indebtedness has been repaid or is otherwise retired;

(c)	Glencore may claim costs incurred in relation to the Indebtedness from the Debtor and the Guarantor at a later date;

GLENCOÂE	Page 4

(d)	the Company has guaranteed repayment of the Indebtedness to Glencore and remains unconditionally and irrevocably liable to Glencore for all of the Indebtedness;

(e)	the Indebtedness is unconditionally due and payable on 31 March 2019, for the avoidance of doubt Glencore acknowledging the provisions of paragraph 6 hereof;

(f)	immediately following the expiration or termination of the Extension Period, Glencore will be in a position to demand repayment of the Indebtedness and exercise its rights and remedies pursuant to the Credit Documents, including, without limitation, the right to enforce the Security Documents;

(g)	Glencore has no obligation to purchase additional debentures (whether under the Purchase Agreement or otherwise) or to extend further credit to PLM or to provide any credit support in respect of its business or obligations (other than in respect of the bonds, letters of credit and the Glencore plc parent guarantee that were provided in October 2018);

(h)	unless and until the Standby Purchase Agreement is executed and delivered, or until such time as a binding legal agreement requires execution and delivery of some or all of the Definitive Documents, Glencore has no obligation to enter into any of the Definitive Documents, and may decline to do so in its sole discretion;

(i)	Glencore has granted to PLM all reasonable accommodations and indulgences herein and it would not be reasonable for PLM to expect Glencore to grant, after the expiry or termination of the Extension Period, any further extension of time or credit or other form of accommodation or indulgence beyond that contemplated in this letter agreement and save as expressly set forth in this letter agreement, Glencore has no obligation to forbear in respect of any of its claims against PLM;

(j)	time is and continues to be of the essence;

(k)	Glencore has not yet enforced the Security Documents (and it is acknowledged that the making of this letter agreement by Glencore is not an enforcement of the Security Documents), but Glencore has reserved all of its rights to take such steps as it deems advisable, including, without limitation, demanding payment of the Indebtedness upon the occurrence of a Triggering Event and thereafter enforcing any and all remedies available to Glencore hereunder, under the Credit Documents, at law and in equity; and

(l)	it will not assert any defence, equity, right of set-off, claim, counterclaim or other cause of action whatsoever against Glencore or any of Glencore’s affiliates or subsidiaries or parent companies arising from or based on matters existing or occurring prior to the date hereof with respect to or in connection with the Indebtedness or the Credit Documents, and each of the Debtor and the Company unconditionally and irrevocably releases Glencore and Glencore’s affiliates and subsidiaries and parent companies (including, without limitation, Glencore plc, Glencore International AG and Glencore Canada Corporation), and each of its and their respective officers, directors, employees, advisors and agents, with respect to any and all such matters.

GLENCOÂE	Page 5

3.	Each of the Debtor and the Company covenants and agrees with Glencore that:

(a)	it will perform and observe all of the terms and conditions contained in each of the Credit Documents to which it is a party;

(b)	it will, at all times, undertake all appropriate efforts for the purposes of managing its property and undertaking in a commercially reasonable manner and maintaining its properties and assets in accordance with usual and accepted proper practice for its industry so as to maintain the value and utility of such properties and assets;

(c)	it will conduct its business and operations after the date hereof in accordance with the following terms:

(i)	it will not make any payments or disbursements, nor incur any liability, except in respect of ordinary course of business expenses relating to the business of PLM;

(ii)	it will remit to the appropriate government agency when due all sales and other taxes collected or deemed to be collected by it (including, without limitation, goods and services tax and provincial sales tax); and

(iii)	it will remit to the appropriate government agency all source deductions (including, without limitation, withholding taxes, employment insurance and Canada Pension Plan contributions) at the same time as its payroll is paid;

(d)	it will effect the Rights Offering as soon as possible, without limitation to any of its obligations under this letter agreement, in accordance with the timeline set out in Schedule A hereto;

(e)	it will, and it hereby authorizes and directs its advisers to, provide Glencore on a timely basis with all (non-privileged) information and documentation in its possession from time to time relating to the Rights Offering;

(f)	upon request from time to time, it will deliver to Glencore such other information (save for privileged information) concerning its assets, business and affairs as may be requested by Glencore; and

GLENCOÂE	Page 6

(g)	it will deliver to Glencore, immediately upon becoming aware of the occurrence of a Triggering Event, written notice thereof specifying the details of the Triggering Event.

4.	Each of the Debtor and the Company covenants and agrees with Glencore that, until the Indebtedness has been unconditionally paid in full, it will not, without the prior express written consent of Glencore:

(a)	pay any amount to its employees, officers or directors in their capacities as such by way of salary, bonus, commission, directors fees (other than (i) the special committee fees that have been disclosed in writing prior to the date of this letter agreement to Glencore and (ii) the annual cost of living salary increases approved at the meeting of the board of directors of the Company on 1 March 2019) or otherwise in excess of the amounts currently being paid in accordance with contractual arrangements and policies existing as at 30 June 2018;

(b)	enter into any “change of control” agreement or any amendment or modification of any existing agreement to include “change of control” provisions which have the effect of creating new payment obligations and/or accelerating existing payment obligations) or any new or amended employment or retention or bonus agreement or any other similar agreement with any of its employees, officers or directors;

(c)	amend or propose any amendments to its constating documents;

(d)	amend or adopt any shareholder rights plan or issue any securities other than common shares in the ordinary course of business and/or pursuant to the Rights Offering; or

(e)	guarantee, endorse or otherwise become surety for or upon any obligations of others.

5.	Except as expressly provided herein, the execution and delivery of this letter agreement will not: (i) constitute an extension, modification, or waiver of any term or aspect of the Credit Documents; (ii) extend the terms or due date of any of the Indebtedness; (iii) give rise to any obligation on the part of Glencore to extend, modify or waive any term or condition of the Credit Documents; or (iv) give rise to any defences or counterclaims to the right of Glencore to compel payment of the Indebtedness or to otherwise enforce their rights and remedies under the Credit Documents.

6.	Subject to paragraph 7 hereof, Glencore agrees to extend the maturity dates of the Glencore Debt to the end of the Extension Period.

7.	In addition to any other rights or remedies of Glencore pursuant hereto, if any one or more of the following events has occurred (each, a “Triggering Event”), Glencore, at its sole option, may declare the Extension Period to have terminated upon written notice by Glencore to the Company and the Debtor, such termination to be effective as of the time specified in such notice:

GLENCOÂE	Page 7

(a)	the Company and/or the Debtor defaults in the payment of any amount due and payable to Glencore pursuant to this letter agreement, the Credit Documents or any future agreement between Glencore, the Company and/or the Debtor;

(b)	the Company and/or the Debtor hereafter fails or neglects to observe or perform in any material manner any term, covenant, condition or obligation contained or referred to in this letter agreement, the Credit Documents including the Standby Purchase Agreement, and/or any other agreement between Glencore and such person, or a "default", “event of default”, “Default” or “Event of Default” occurs under any of the foregoing documents and agreements or the Credit Agreement; or

(c)	any of the steps listed in Schedule A of this letter agreement is not achieved by the deadline in respect thereof.

8.	The Company and PLM each unconditionally and irrevocably represent and warrant, as at the date hereof, as follows:

(a)	it is a corporation organized and validly existing under the governing laws of its jurisdiction and has all requisite power and authority and is duly qualified and holds all material permits, licences, registrations, qualifications, consents and authorizations necessary or required to carry on the business as now conducted in each of the jurisdictions it carries on business;

(b)	it has all requisite power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)	on the date hereof this letter agreement has been duly authorized and executed by it and constitutes a valid and binding obligation of it enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

(d)	the Company is qualified under National Instrument 44-101 – Short Form Prospectus Distributions; to file a prospectus in the form of a short form prospectus;

(e)	the Company has filed all of the technical reports required to be filed under National Instrument 43-101 – Standards of Disclosure for Mineral Projects in respect of each property material to the Company; and

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(f)	it has not, at any time since 30 June 2018, entered into any agreement or amendment or executed any payment that would have breached subparagraphs (a) or (b) of paragraph 4 of this letter agreement if such subparagraphs had been in force as at 30 June 2018.

9.	This letter agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein.

10.	This letter agreement, along with the other agreements and documents expressly referred to herein, constitute the entire agreement between Glencore, the Company and the Debtor with respect to the subject matter hereof. If there is any conflict or inconsistency between the provisions of this letter agreement and the provisions of the Credit Documents, the rights and obligations of Glencore, the Company and the Debtor shall be governed by the provisions of this letter agreement. No amendment or variation of this letter agreement shall be valid or binding unless set forth in writing duly executed by Glencore, the Company and the Debtor.

11.	No failure on the part of Glencore to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude the other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law, in equity or in any other agreement between Glencore, the Company and the Debtor.

12.	Each of the parties hereto will, from time to time and at the sole expense of the Company, execute and deliver all such further documents and instruments and do all acts and things as any other party hereto may reasonably require to effectively carry out or better evidence or perfect the full intent and meaning of this letter agreement.

13.	Glencore agrees that if the Definitive Documents (including, for the avoidance of doubt, the Further Extension Agreement as defined in the Term Sheet) are executed and delivered to the satisfaction of Glencore in its sole discretion, upon the request of the Company thereafter, Glencore will agree in writing that this letter agreement is terminated.

If you are in agreement with the terms and conditions contained herein, it would be appreciated if you would execute a copy of this letter in the space provided below and return a copy to us.

GLENCOÂE AG

GLENCOÂE	Page 9

The undersigned accepts the terms and conditions set forth above and agrees to act in accordance with the terms of this letter agreement with effect from the date noted below.

Dated this 22nd day of March, 2019.

POLYMET MINING CORP.

By:	/s/ Jonathan Cherry
Name: Jonathan Cherry
Title: President and CEO

POLY MET MINING INC.

By:	/s/ Jonathan Cherry
Name: Jonathan Cherry
Title: President and CEO

GLENCOÂE	Page 10

Schedule A

Steps and Deadlines

Step	Deadline

TSX approval of the Expiry Date Extension (as defined in the Warrant Amending Agreement) and the Purchase Warrant Issuance (as defined in the Warrant Amending Agreement)	31 March 2019

Execute and deliver Standby Purchase Agreement	26 April 2019

The filing of the final rights offering prospectus having been approved by applicable securities regulators in Canada and a receipt for the final prospectus having been issued and all other required filings having been made in accordance with applicable securities laws

10 May 2019

TSX and NYSE approval of the rights offering having been obtained	10 May 2019

Provided that no Triggering Event has occurred (whether or not declared by Glencore pursuant to paragraph 7 of the letter agreement), execute and deliver an amendment to this letter agreement further extending the Extension Period to 30 June 2019

10 May 2019

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Schedule B

Term Sheet

Term Sheet

PolyMet Mining Corp.

Rights Offering of the Company Backstopped by Glencore and

Repayment of the Glencore Debt

March 22, 2019

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the letter agreement of the same date (the “Extension Agreement”). This term sheet summarizes the principal terms and conditions of:

a)	the Rights Offering; and

b)	certain amendments to: (x) extend the expiry date of the Exchange Warrant to the earlier of: (A) March 31, 2020 (the “Proposed Expiry Date Amendments”); and (B) the date on which the Convertible Debt is fully repaid; and (y) to reduce the conversion price of the Exchange Warrant to lowest price permitted by the Toronto Stock Exchange (“TSX”) and the NYSE American Exchange (“NYSE American”) (the “Proposed Conversion Price Amendments” together with the Expiry Date Amendments, the “Proposed Amendments”);

c)	issue new purchase warrants (the “New Purchase Warrants”) having an expiry date of March 31, 2024 and an exercise price equal to the “market price” (as defined under the Toronto Stock Exchange (“TSX”) Company Manual, but otherwise having the same terms and conditions of the Purchase Warrants) of the Company`s shares on the TSX as soon as written receipt of the TSX is obtained as described in the Amending Warrant Agreement;

For the avoidance of doubt:

1)	the Rights Offering is subject to the negotiation, execution and delivery by the Company and Glencore of a definitive Standby Purchase Agreement;

2)	notwithstanding the maturity dates of the Glencore Debt, Glencore has agreed to extend such maturity dates as provided in, and subject to, the provisions of the Extension Agreement; and

3)	this Term Sheet is subject to the provisions of the Extension Agreement.

The following is a summary of the proposed principal terms and conditions of the Rights Offering, the issuance of the New Purchase Warrants and the Proposed Amendments.

1

Item	Description

Issuer:	PolyMet Mining Corp.

Rights Offering:

Offering of Rights to subscribe for that number of Common Shares equal to the amount of the all the Closing Date Indebtedness divided by the Subscription Price. Each shareholder on the Record Date will receive one Right for each Common Share held on the terms described below under “Basic Subscription Privilege” and “Additional Subscription Privilege”.

The Rights Offering shall not be conditional upon a minimum stated amount being received by the Company and, for the avoidance of doubt, a failure to obtain any minimum amount shall not delay closing.

The Company shall have the right to retain the services of a managing dealer, soliciting dealer or similar advisor, provided that, for the avoidance of doubt, any fees payable to any such managing dealer, soliciting dealer or similar advisor shall be for the account for the Company and shall not be deducted (if at all) from the proceeds of Rights Offering until the Company has repaid the Closing Date Indebtedness and paid the Standby Fee (as defined herein), in each case in full.

Issuance of New Purchase Warrants; Proposed Amendments:	The issuance of the New Purchase Warrants and the Proposed Amendments shall not be conditional upon on the completion of the Rights Offering.

New Purchase Warrants:	The New Purchase Warrants shall be issued by no later than March 31, 2019.

Exchange Warrant:	The conversion price of the Exchange Warrant shall be reduced to the lowest price permitted by the TSX and the NYSE American.

Standby Purchase Agreement:

The Standby Purchase Agreement shall record the terms and conditions on which the Parties will participate in the Rights Offering will contain provisions customary for a transaction of such type and nature, including the following:

a)           representations and warranties of the Company;

b)           the Standby Commitment (as defined herein);

c)           payment of the Standby Fee;

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d)           as a condition to entering into the Standby Purchase Agreement, Glencore shall have waived its right of first refusal to participate in financings of the Company as applicable to the issue of the Rights and the Common Shares issuable upon the exercise of the Rights;

e)           granting registration rights to Glencore in respect of any Common Shares obtained by Glencore through the Rights Offering or Standby Commitment (as defined herein);

f)           confidentiality and exclusivity;

g)           termination rights and conditions in favour of Glencore; and

h)           the Company shall fully and unconditionally indemnify and hold harmless Glencore for: (A) breaches of the Standby Purchase Agreement; (B) breaches of laws; and (C) misrepresentations in the offering documents.

Further Extension:	The execution and delivery of the Further Extension Agreement (as defined below) shall be conditional upon: (A) the final Prospectus (as defined below) having been approved by applicable securities regulators in Canada and a receipt for the final Prospectus having been issued and all other required filings having been made in accordance with applicable securities laws; (B) the TSX and NYSE American approval of the Rights Offering and the Proposed Expiry Date Amendments and the issuance of New Purchase Warrants being obtained (and the New Purchase Warrants having been issued); and (C) the Standby Purchase Agreement having been entered into between the Parties. Glencore will, subject to fulfilment or waiver of such conditions and the Company remaining in compliance with the provisions of the Standby Purchase Agreement and the Warrant Amending Agreement, amend the Extension Agreement to amend the Extension Period (as defined in the Extension Agreement) to June 30, 2019 (the “Further Extension Agreement”).

Repayment of the Closing Date Indebtedness:	Upon completion of the Rights Offering, the Company shall immediately, upon receipt of the proceeds of the Rights Offering, apply the proceeds therefrom first to the repayment of the Closing Date Indebtedness and the Standby Fee. Payment will occur by cash or set-off to be determined at the sole option of Glencore.

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Expiry Date and Expiry Time:	5:00 p.m. (Toronto time) on the day that is 21 calendar days from the date of mailing of the final Prospectus to the shareholders. Rights not exercised before the Expiry Time on the Expiry Date will be void and have no value.

Subscription Price:

The Subscription Price per Common Share will be determined by the Parties at the time of filing of the final Prospectus on SEDAR and shall be at a price discounted by no more than 20% from the then the five (5) day VWAP for the Common Shares on the TSX.

Subject to the repayment obligations described above under “Repayment of the Closing Date Indebtedness”, the Subscription Price is payable in United States funds, in full, by certified cheque, bank draft or money order received by the subscription agent engaged by the Company prior to the Expiry Time on the Expiry Date.

Use of Proceeds:	The proceeds of the Rights Offering shall be applied towards: (a) the repayment of the Closing Date Indebtedness in full; (b) the payment of the Standby Fee in full; and (c) payment of expenses of the Rights Offering which expenses shall be no greater than USD 6 million.

Basic Subscription Privilege:

Each Right shall entitle the holder to subscribe, upon payment of the Subscription Price, for that number of Common Shares equal to:

(x) the sum of: (A) (i) the Convertible Date Indebtedness; (ii) USD 6 million; and (iii) the amount of the Standby Fee; divided by (B) the Subscription Price; divided by

(y) the number of Common Shares outstanding as of the date prior to the filing of the final Prospectus.

Fractional shares will not be issued.

Additional Subscription Privilege:	Holders of Rights who exercise in-full the Basic Subscription Privilege for their Rights are also entitled to subscribe for additional Common Shares, to the extent such additional Common Shares are available and not otherwise subscribed for by other holders pursuant to their Basic Subscription Privilege.

4

Qualification by Prospectus:

The Company will prepare and issue a prospectus (the “Prospectus”) under the Multi-Jurisdictional Disclosure System qualifying and/or registering Rights in Canada and the United States to be issued pursuant to the Rights Offering. The Company will file the Prospectus with the applicable securities regulatory authorities of Canada and the United States as soon as practicable.

Without limiting the generality of the matters described under “Co-Operation”, the Company shall prepare the Prospectus and otherwise comply with the rules with respect to the conduct of rights offerings in each case as required under applicable securities laws.

No Shareholder Approval or Valuation:	None of the Rights Offering, Extension Agreement, Further Extension Agreement, Warrant Amending Agreement, issuance of the New Purchase Warrants or the Proposed Expiry Date Amendments or any of the proposed transactions contemplated by this Term Sheet will require shareholder approval or a valuation.

Holders in Ineligible Jurisdictions:	The Rights Offering will be made only in Canada, the United States, Europe and in such other jurisdictions where shareholders can establish that the offering would be exempt under applicable legislation.

Standby Commitment:

Glencore will act as a standby purchaser to purchase, at the Subscription Price, all Common Shares (“Standby Shares”) that are not otherwise subscribed for under the Basic Subscription Privilege or the Additional Subscription Privilege less the Standby Fee up to a maximum subscription price equal to the sum of: (x) the Closing Date Indebtedness; plus (y) the Standby Fee calculated based on the Closing Date Indebtedness (the “Standby Commitment”). Glencore will not be engaged as an agent or underwriter in connection with the Rights Offering.

Glencore will agree to exercise its Basic Subscription Privilege in full and may, in its sole discretion, also exercise its Additional Subscription Privilege. Furthermore, Glencore will agree to subscribe for and purchase the Standby Shares in accordance with the provisions of the Standby Purchase Agreement.

5

Glencore will not be required to exercise its Basic Subscription Privilege or purchase the Standby Shares unless certain conditions specified in the Standby Purchase Agreement are satisfied including: (a) the Company/and or Glencore (as applicable) having made and/or obtained all necessary filings and approvals required in connection with the Rights Offering, the exercise of its Basic Subscription Privilege by Glencore, purchase of Standby Shares by Glencore, the Proposed Expiry Date Amendments and issuance of the New Purchase Warrants (and the New Purchase Warrants having been issued); (b) the final Prospectus having been approved by the applicable securities regulators in Canada; (c) the TSX and the NYSE American having conditionally approved the listing of the Common Shares upon the exercise of the Rights; (d) the TSX and the NYSE American having approved the Rights for listing, the Proposed Expiry Date Amendments and issuance of the New Purchase Warrants (and the New Purchase Warrants having been issued); (e) no material adverse change in relation to the Company; and (f) closing having occurred on or before June 30, 2019.

Standby Fee:	For providing the Standby Commitment, Glencore will receive a fee (the “Standby Fee”) equal to three percent (3.0%) of the total funds committed by Glencore pursuant to the Standby Commitment (that is, for the avoidance doubt, the Closing Date Indebtedness plus the Standby Fee calculated based on the amount of the Closing Date Indebtedness). The Standby Fee will be payable in cash or by set-off (at the option of Glencore) upon closing of the Rights Offering.

Listing and Trading:	The Company will apply to list the Rights, the Common Shares issuable upon the exercise of the Rights and the Standby Shares on the TSX and the NYSE American.

Governance Agreement:	The restrictions set out in Section 3(b) in the Corporate Governance Agreement between Glencore and the Company shall be terminated.

Other Approvals and Consents:	Completion of the Rights Offering shall be subject to obtaining any approvals, to the extent required, in accordance with Hart–Scott–Rodino Antitrust Improvements Act of 1976, Competition Act (Canada), Investment Canada Act and any other applicable regulatory approvals. The Parties will discuss whether any of these regulatory approvals could impact the proposed timing of the Rights Offering.

Co-Operation:	The Parties shall provide all reasonable assistance and co-operation and supply all information required in order to obtain any necessary approvals.

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